                                                                    EXHIBIT 12


  Statement Re:  Computation of Ratio of Earnings to Fixed Charges (in 000's)

                                          January 30 to       Year Ended
                                           December 31,      December 31,
                                               1996              1997
                                          -------------      ------------
FIXED CHARGES

Interest Expense on Debt*                         818            14,457
Interest Element of Rental Expense                 33               224
                                             --------          --------
                                                  851            14,681
                                             ========          ========

EARNINGS

Net Loss                                       (3,535)          (30,148)
Fixed Charges                                     851            14,681
                                             --------          --------
                                               (2,684)          (15,467)
                                             --------          --------

Ratio of Earnings to Fixed Charges                 --                --
                                             --------          --------

Deficiency in Fixed Charges                     3,535            30,148




* Includes Amortization of Debt Issuance Costs